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                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT

    We consent to the use in this Registration Statement of Track 'n Trail on Form S-1 of our report dated March 13, 1995, appearing in the Prospectus, which is part of this Registration Statement, and to the references to us under the headings "Selected Consolidated Financial Information" and "Experts" in such Prospectus.

Sacramento, California
           , 1997

                              -------------------


    The financial statements of Track 'n Trail appearing elsewhere in this Prospectus give effect to changes in stockholders' equity, including an increase of approximately 100 to 1 in the number of shares outstanding, as the result of a planned reorganization of the Company as described in Note 14 to the financial statements. The above consent is in the form which will be signed by Deloitte & Touche LLP upon completion of such Reorganization and assuming that from September 12, 1997 to the date of completion of such Reorganization, no other material events have occurred that would affect the accompanying 1994 financial statements of Track 'n Trail or require disclosure therein.


                                          /s/ Deloitte & Touche LLP
                                          DELOITTE & TOUCHE LLP


Sacramento, California
September 12, 1997